UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT: September 23, 2010
DATE OF EARLIEST EVENT REPORTED: September 9, 2010

000-53725
(Commission file number)

 Blast Energy Services, Inc.
(Exact name of registrant as specified in its charter)

Texas	22-3755993
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

14550 Torrey Chase Blvd, Suite 330
Houston, Texas 77014
(Address of principal executive offices)

(281) 453-2888
(Issuer’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.01.  COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS.

On September 9, 2010, Blast Energy Services, Inc. (“Blast”) entered into an ‘Agreement to Purchase Sugar Valley Interest’ (the “Sun Agreement”) with Sun Resources Texas, Inc., a privately-held company based in Longview, Texas (“Sun”), to acquire (a) Sun’s oil and gas interests in the Sugar Valley Field located in Matagorda County, Texas, encompassing approximately 217 total acres, and including an approximately 66% working interest in three wells currently producing a total of approximately 43 gross barrels per day with an estimate of more than 60,000 barrels of net in recoverable reserves to Blast, and (b) certain surface and production equipment related to the leases (the “Property”).  The closing of the acquisition of the Property (the “Closing”) occurred on September 21, 2010, the first business day following the satisfaction of the Closing Conditions (described below).

Under the terms of the Sun Agreement, Blast agreed to provide Sun the following consideration for Sun’s interest in the Property:

a)	A cash payment of $600,000, which Blast paid on September 20, 2010;

b)
A promissory note for $300,000, which note does not accrue interest, and is payable at a rate of $10,000 per month commencing October 31, 2010 with the final balance payable in full on or before October 8, 2011, secured by a deed of trust, providing Sun a security interest in the Property (the “Note”), which Note has been issued to date; and

c)
6,000,000 shares of restricted common stock, valued at $300,000, which have been issued to the shareholders of Sun, based upon the $0.05 per share closing market price of Blast’s common stock on the Over-The-Counter Bulletin Board on the day the Sun Agreement was signed (the “Shares”)(collectively (a) though (c), the “Closing Conditions”).

Pursuant to the Sun Agreement, Sun is to manage and operate the Property after Closing until such time as the Note is repaid in full.  Upon the repayment of the Note, Blast and Sun may mutually agree to enter into a joint operating agreement in connection with the management and operation of the Property.  Blast also agreed that Sun would retain a one percent of 8/8ths working interest in the Property as long as Sun serves as the operator of the Property.

Blast funded the initial cash portion of the acquisition from a portion of the $1.4 million in funds, net of attorney’s fees, which Blast received from Quicksilver Resources (“Quicksilver”), on or around September 20, 2010, in connection with the Compromise Settlement and Release Agreement entered into with Quicksilver in September 2008.  The monthly payments toward the Note are expected to be paid from a portion of the net operating cash flow generated by the Property. The balloon payment on the Note is expected to be paid from a portion of the fourth and final Quicksilver settlement payment of a net $1.4 million due in September 2011.

ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

In connection with Blast’s entry into and the closing of the Sun Agreement, we became obligated to pay the Note (as described above).

ITEM 3.02 UNREGISTERED SALES OF EQUITY SECURITIES.

On or around September 21, 2010, Blast issued an aggregate of 6,000,000 shares of its restricted common stock to three shareholders of Sun (as defined above) in consideration for and in connection with the purchase of the Property and pursuant to the Sun Agreement, described above.  Blast claims an exemption from registration afforded by Section 4(2) of the Securities Act of 1933, as amended (the “Act”) since the foregoing issuances did not involve a public offering, the recipients took the shares for investment and not resale, Blast took appropriate measures to restrict transfer, and the recipients were either (a) “accredited investors” and/or (b) had access to similar documentation and information as would be required in a Registration Statement under the Act. No underwriters or agents were involved in the foregoing issuances and Blast paid no underwriting discounts or commissions.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(a) Financial statements of the Property.

To be filed by an amendment to this Form 8-K, which Blast intends to file prior to December 3, 2010.

(b) Pro forma financial information of the Property.

To be filed by an amendment to this Form 8-K, which Blast intends to file prior to December 3, 2010.

(d) Exhibits.

Exhibit No.	Description

10.1*	Agreement To Purchase Sugar Valley Interest(1)
10.2*	Promissory Note

* Filed herewith.
(1) Including material exhibits thereto, other than Exhibit C, the Promissory Note, which is being filed as a separate exhibit to this filing.

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Blast Energy Services, Inc.

By:	/s/ Michael Peterson,
Michael Peterson
Interim President and CEO

Date: September 23, 2010